LOGANSPORT FINANCIAL CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Logansport, Indiana (December 7, 1999) Logansport Financial Corp., (NASDAQ Small Cap Market, LOGN), an Indiana corporation which is the holding company for Logansport Savings Bank, FSB, a federal savings bank, announced today that the Board of Directors has approved the repurchase, from time to time, on the open or private market of an additional 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"). This additional 5% combined with 4,260 shares remaining on the repurchase program announced November 10, 1999 and currently in progress will allow the Company to purchase a total of 60,000 additional shares. Such purchases will be made subject to market conditions in open market or block transactions at prices deemed appropriate by management and will begin immediately.

According to Thomas G. Williams, President of the Corporation, the Board of Directors believes the repurchase program is in the best interest of the Company and its shareholders. The open or private market purchases will have the effect of enhancing the book value per share and the potential for growth in earnings per share of the Company's remaining outstanding shares.